Exhibit 4.45

Investment Agreement

Regarding

Beijing C&I Advertising Co., Ltd.

November 1, 2017

Beijing, China

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Investment Agreement

This Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. (hereinafter referred to as this “Agreement”) was signed by and among the following parties on November 1, 2017 in Beijing:

Jiaxing Changchengxinyi Equity Investment Partnership (Limited Partnership) (hereinafter referred to as “Jiaxing Changcheng”)

Address: Room 116-64, Building 1, Ji Jin Small Town, No. 1856 Najiang Road, Nanhu District, Jia Xing, Zhe Jiang Province

Executive Partner: China Great Wall Assets Management Co., Ltd.

Hubei Jiangjie Equity Investment Partnership (Limited Partnership) (hereinafter referred to as “Hubei Jiangjie”)

Adress: 2nd Floor, Building 1, Labor Service Company, Gehua Street living area (3), Donghu New Technology Development Zone, Wuhan

Executive Partner: Ningbo Meishan Bonded Port Area Fu Qi He Chuang Investment Partnership (Limited Partnership)

Authorized representative: Xiao Rong

Shenzhen Yuehedingxin Venture Capital Enterprise (Limited Partnership) (hereinafter referred to as “Yuehedingxin”)

Address: Room 201, Building A, No. 1 Qianwan 1st Road, Qianhai ShenZhen-Hongkong Cooperation Zone, Shenzhen (registered under the name of Shenzhen Qianhai Business Secretary Co., Ltd.)

Executive Partner: Shenzhen Yuyue Venture Investment Partnership (Limited Partnership)

Authorized representative: Erhai Liu

Shenzhen Zhaoyuanqiushi Investment Partnership (limited partnership) (hereinafter referred to as “Shenzhen Zhaoyuan”)

Adress: Room 201, Building A, No. 1 Qianwan 1st Road, Qianhai ShenZhen-Hongkong Cooperation Zone, Shenzhen (registered under the name of Shenzhen Qianhai Business Secretary Co., Ltd.)

Executive Partner: Beijing Zhiyuan Lixin Investment Management Co., Ltd.

Authorized representative: Qinggong Guo

Jiaxing Kangchengjinsi Investment Management Partnership (Limited Partnership) (hereinafter referred to as “Kangchengjinsi”)

Address: 55 Room 103, Building 1, No. 1856 Nanjiang Road, Nanhu District, Jiaxing, Zhejiang Province, China

Executive Partner: Shanghai Kangcheng Investment Management Co., Ltd.

Authorized representative: Feng Sun

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Jiaxing Kangchengyongpan Investment Management Partnership (Limited Partnership) (hereinafter referred to as “Kangchengyongpan”)

Adress: 56 Room 103, Building 1, No. 1856 Nanjiang Road, Nanhu District, Jiaxing, Zhejiang Province, China

Executive Partner: Shanghai Kangcheng Investment Management Co., Ltd.

Authorized representative: Feng Sun

Wanxiang Venture Capital Co., Ltd. (hereinafter referred to as “Wanxiang Venture Capital”)

Address: No. 398, Wensan Road, Xihu District, Hangzhou

Legal representative: Dayuan Guan

Tianjin Boyou Information Technology Co., Ltd. (hereinafter referred to as “Tianjin Boyou”)

Address: Room 501-139 (Centralized Office), Office Building 8, Branch Line of Jing Fu Highway, Dong Pu Wa Street, Wu Qing District, Tianjin

Legal representative: Hongyu Zhang

Beijing Bitauto Internet Information Co., Ltd. (“BBII”)

Adress: Unit D, E, F, G, H and J, 10th Floor, Office Building No. 3, New Century Hotel, No. 6 Capital Stadium South Road, Haidian District, Beijing

Legal Representative: Bin Li

Lhasa Fengrun Information Technology Partnership (limited partnership) (hereinafter referred to as “Lhasa Fengrun”)

Address: No. 411, Office Building of Jinyue Pharmaceutical Co., No. 13 Linqionggang East Road No.1, Economic and Technological Development Zone, Lhasa

Executive Partner: Min Wang

Lhasa Runze Information Technology Partnership (limited partnership) (hereinafter referred to as “Lhasa Runze”)

Address: No. 417, Office Building of Jinyue Pharmaceutical Co., No. 13 Linqionggang East Road No.1, Economic and Technological Development Zone, Lhasa

Executive Partner: Yanling Tian

Lhasa Hongyang Information Technology Partnership (Limited Partnership) (hereinafter referred to as “Lhasa Hongyang”)

Address: No. 419 Office Building of Jinyue Pharmaceutical Co., No. 13 Linqionggang East Road No.1, Economic and Technological Development Zone, Lhasa

Executive Partner: Chaoli Ma

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Lhasa Hongfeng Information Technology Partnership (Limited Partnership) (hereinafter referred to as “Lhasa Hongfeng”)

Address: No. 415 Office Building of Jinyue Pharmaceutical Co., No. 13 Linqionggang East Road No.1, Economic and Technological Development Zone, Lhasa

Executive Partner: Tao Yang

Gain Loyal Limited (hereinafter referred to as “Gain Loyal”)

Address: Unit 5505, 55/F, The Centre, 99 Queen’s Road Central, Hong Kong

Authorized representative: Chi Sing HO

Title: Director

Beijing C&I Advertising Co., Ltd. (hereinafter referred to as the “Company”)

Address: Room 01-11, 27th Floor, Tengda Building, No.168 Xizhimenwai Street, Haidian District, Beijing

Legal representative: Weihai Qu

(BBII, Jiaxing Changcheng, Hubei Jiangjie, Yuehedingxin, Shenzhen Zhaoyuan, Kangchengjinsi, Kangchengyongpan, Wanxiang Venture Capital and Tianjin Boyou are collectively referred to as the “Investors”; BBII, Lhasa Fengrun, Lhasa Runze, Lhasa Hongyang, Lhasa Hongfeng and Gain Loyal are collectively referred to as “Existing Shareholders”. The Investors, Existing Shareholders, and the Company are referred to individually as a “Party”, collectively as the “Parties”.)

Whereas:

1.	As of the execution date of this Agreement, the Company is a limited liability company (a joint venture co-invested by Taiwan, Hong Kong, Macao and mainland investors) established and legally existing in accordance with laws of People’s Republic of China (the “PRC”), with its registered address being Room 01-11, 27th Floor, Tengda Building, No.168 Xizhimenwai Street, Haidian District, Beijing. The registered capital of the Company is RMB 104.98 million.

2.	As of the execution date of this Agreement, the ownership structure of the Company is as follows:
Name of shareholder	Commitment on Capital Contribution (RMB, in ten thousands)	Paid-in Capital Commitment (RMB, in ten thousands)	Ownership percentage(%)	Form of contribution
BBII	8,947.000	8,947.000	85.23%	In currency
Lhasa Fengrun	742.255	742.255	7.07%	In currency
Lhasa Runze	258.305	258.305	2.46%	In currency
Lhasa Hongyang	209.640	209.640	2.00%	In currency
Lhasa Hongfeng	239.800	239.800	2.28%	In currency
Gain Loyal	101.000	101.000	0.96%	US dollars in cash
Total	10,498.000	10,498.000	100.00%	—

3.	Subject to the terms and conditions of this Agreement, the Investors intend to subscribe for the newly increased registered capital of the Company (hereinafter referred to as this “Transaction” or this “Capital Increase”) by payment of the Capital Contribution (as defined below) to the Company, and the Existing Shareholders hereby approve this Capital Increase.

Subject to relevant PRC laws and regulations and in accordance with principles of equality and mutual benefit, the Parties reached the following agreements and covenants regarding this Transaction:

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Article	1 Definitions

1.1	Unless otherwise indicated in the context, the following terms should have the following meanings:

Affiliate	With respect to any person, means any other person who controls, is controlled by or is under common control with such person. For the purpose of this definition, “control” of a specific person, means the right to directly or indirectly direct the management and system development of such person, whether through an agreement or the ownership of 50% or more of voting shares, registered capital or voting securities of such person. “Be Controlling” “Controlled” and “under the common control” should have corresponding meanings. With respect to a natural person, such person’s affiliate shall also include such person’s spouse, children, brothers, sisters, parents, spouse's parents, the trustee of any trust which treats such natural person or the persons as mentioned above as beneficiary or the object of such trust, or any entities which are controlled by the above persons.
Affiliated Person	With respect to any person, means (1) the Affiliate of such person; (2) any other person who directly or indirectly owns or holds 10% or more of shares, voting rights or other interest of such person; (3) directors and officers of such person; (4) any entity in which the person serves as a director or officer.
Approval	With respect to any matter or event, means any license, consent, authorization, confirmation, certificate and approval that are necessary or required for the commencement, implementation and consummation of such matter or event;
Examination and Approval Authority	Means the MOFCOM who will issue relevant approvals or handle relevant filings required for the consummation of this Agreement and the transaction contemplated under this Agreement;
AOA	Means the Articles of Association that is valid during any specified period;
Capital Verification Account	Shall have the meaning provided in Article 2.4 of this Agreement;
Business Days	Means the days when PRC banks open for business, other than Saturdays, Sundays and statutory holidays in China;
Bitauto Holding	Means Bitauto Holding Limited, a company established in the Cayman Islands and listed on the New York Stock Exchange;
BBII	Means Beijing Bitauto Internet Information Co., Ltd.;
PRC	Means the People's Republic of China, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan region for the purpose of this Agreement;
PRC Law	Means any laws, regulations, rules and regulatory documents promulgated by Chinese government authorities, as amended, modified and interpreted by competent authority from time to time.
Closing	Means the fulfillment of all precedent conditions in accordance with the terms of this Agreement;
Company	Means Beijing C&I Advertising Co., Ltd.;
Company Law	Means the Company Law of the People's Republic of China;
Dispute	Shall have the meaning provided in Article 15.1 of this Agreement;
Company’s Warranties	Shall have the meaning provided in Article 6.1 of this Agreement;
Payment Date	Shall have the meaning provided in Article 2.3 of this Agreement;
Encumbrances	Means mortgages, charges, pledges, liens, options, restrictions, equity, acquisition rights, right of priority, third-party rights or interests, or encumbrances or security interest of any other form, or any other preferential rights arrangement ( including but not limited to ownership transfer and retention arrangement);
Existing Shareholders	Means the BBII, Lhasa Fengrun, Lhasa Runze, Lhasa Hongyang, Lhasa Hongfeng and Gain Loyal;
Force Majeure	Includes natural disasters, acts or omissions of any government or its agency department (not caused due to the default by any Party), rules, regulations or orders of any government authority (or any officers, departments, agency offices or departments thereof) (not caused due to the default of any Party), floods, storms, earthquakes, lightning, typhoons or other natural disasters, fires, wars, riots, plagues, public riots, rebellions, public actions, enemy actions, sabotage, aggression, quarantine restrictions, embargo-induced delays or delivery disruptions;
Government Authority	Means any government, quasi-government, judicial, self-regulatory or regulatory authority or entity or the branches thereof that have jurisdiction over the transactions contemplated hereunder;
Investors	Mean BBII, Jiaxing Changcheng, Hubei Jiangjie, Yuehedingxin, Shenzhen Zhaoyuan, Kangchengjinsi, Kangchengyongpan, Wanxiang Venture Capital and Tianjin Boyou;
Amendment Agreement to Joint Venture Contract	Means the Amendment Agreement to the Sino-Foreign Equity Joint Venture Contract signed by and among the Existing Shareholders and the Investors in connection with this Transaction;
Joint Venture Law	Means the Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures;
Implementation Rules	Means Rules for Implementation of the Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures
Listing	Means the company is listed on A-share market on the Shanghai Stock Exchange or Shenzhen Stock Exchange (including IPO or backdoor listing);

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Loss	Means all losses, debts, costs (including but not limited to attorneys' fees), fees, expenses and damages;
Lhasa Fengrun	Means Lhasa Fengrun Information Technology Partnership (limited partnership);
Lhasa Hongfeng	Lhasa Hongfeng Information Technology Partnership (Limited Partnership);
Lhasa Hongyang	Lhasa Hongyang Information Technology Partnership (Limited Partnership);
Lhasa Runze	Lhasa Runze Information Technology Partnership (limited partnership);
Gain Loyal Jiaxing Changcheng	Means Gain Loyal Limited; Means Jiaxing Changchengxinyi Equity Investment Partnership (Limited Partnership);
Hubei Jiangjie	Means Hubei Jiangjie Equity Investment Partnership (Limited Partnership);
Yuehedingxin	Means Shenzhen Yuehedingxin Venture Capital Enterprise (Limited Partnership);
Shenzhen Zhaoyuan Kangchengjinsi Kangchengyongpan Wanxiang Venture Capital Tianjin Boyou

Means Shenzhen Zhaoyuanqiushi Investment Partnership (limited partnership);

Means Jiaxing Kangchengjinsi Investment Management Partnership (Limited Partnership);

Means Jiaxing Kangchengyongpan Investment Management Partnership (Limited Partnership);

Means Wanxiang Venture Capital Co., Ltd.;

Means Tianjin Boyou Information Technology Co., Ltd.;

MOFCOM	Means the Ministry of Commerce of People’s Republic of China or its authorized local branches;
New Business License	Means the new business license issued to the Company as a foreign-invested company by the administration of industry and commerce after the competent authority approves the Transaction, the new Joint Venture Contract, and New AOA of the Company;
New AOA	Means the articles of association of the Company signed by the Existing Shareholders and the Investors in connection with this Transaction to reflect the terms and conditions of the new joint venture contract;
Purchase Price	Shall have the meaning provided in Article 2.1 of this Agreement;
Intellectual Property	Means the trademarks, service marks, trade names, goodwill, domain names, logos, decorations and other sources identification marks, patents, inventions, utility models, registered and unregistered design rights, copyrights, software, templates, database rights, trade secrets, know-how, technical and business information and all other similar intellectual property rights, and in the event that the above rights can be obtained or expanded by registration, any registration of such rights, as well as the registration application and the right to registration application thereof;
Transition Period	Means the period calculating from the execution date of this Agreement to the Payment Date;
New Shares	Have the meaning provided in Article 2.1 of this Agreement;
RMB or Yuan	Means the legal currency in China;
AIC	Means the State Administration for Industry and Commerce of People’s Republic of China or its authorized local branches;
CSRC	Means China Securities Regulatory Commission;
the Transaction or Capital Increase	Means that the Investors subscribe the increased registered capital of the Company and thereby become new shareholders of the Company in accordance with the terms and conditions of this Agreement;
SAT	Means State Administration of Taxation or its authorized local branches;
Transaction Documents	Means legal documents related to this Transaction, including but not limited to this Agreement, the new Joint Venture Contract and New AOA;
USD	Means the legal currency of the United States of America;
Subsidiaries	With respect to any company, means the entities Controlled by such company.

1.2	In this Agreement, unless as otherwise indicated in the context:
(1)	The headlines and titles in this Agreement are inserted for reference purpose only and shall not affect the interpretation of any provisions of this Agreement;
(2)	The reference to any Party to this Agreement shall include the successors, permitted assignees and individual representative of such Party;
(3)	The definition of any terms or phrases shall accordingly apply to other grammatical forms of such terms or phrases (as the case may be);
(4)	The terms indicating “above”, “within” and “below” a specific number shall include the number itself, while the terms indicating “under” “beyond” “less than” and “more than” of a specific number do not include the number itself.

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Article	2 Investment Plan

2.1	The Parties agree that the Investors shall invest a total of RMB 600 million (hereinafter referred to as the “Capital Contribution”) to the Company, so as to subscribe for the Company's increased registered capital and acquire the equity interests corresponding to the increased registered capital in accordance with the stipulations of this Agreement (hereinafter referred to as “New Shares”). The details of this Capital Increase are as follows:

(1) BBII shall invest RMB 270 million, of which RMB18,009,000 shall be invested into the registered capital of the Company, while the remaining RMB 251,991,000 shall be counted into the capital reserve of the Company;

(2) Jiaxing Changcheng shall contribute RMB 90 million, of which 6,003,000 shall be invested into the registered capital of the Company, while the remaining RMB 83,997,000 shall be counted into the capital reserve of the Company;

(3) Hubei Jiangjie shall contribute RMB 65 million, of which 4,335,500 shall be invested into the registered capital of the Company, while the remaining RMB 60,664,500 shall be counted into t the capital reserve of the Company;

(4) Yuehedingxin shall contribute RMB 45 million, of which 3,001,500 shall be invested into the registered capital of the Company, while the remaining RMB 41,998,500 shall be counted into the capital reserve of the Company;

(5) Kangchengjinsi shall contribute RMB 30 million, of which 2,001,000 shall be invested into the registered capital of the Company, while the remaining RMB 27,999,000 shall be counted into the capital reserve of the Company;

(6) Kangchenyongpan shall contribute RMB 10 million, of which 667,000 shall be invested into the registered capital of the Company, while the remaining RMB 9,333,000 shall be counted into the capital reserve of the Company;

(7) Shenzhen Zhaoyuan shall contribute RMB 30 million, of which 2,001,000 shall be invested into the registered capital of the Company, while the remaining RMB 27,999,000 shall be counted into the capital reserve of the Company;

(8) Wanxiang Venture Capital shall contribute RMB 30 million, of which 2,001,000 shall be invested into the registered capital of the Company, while the remaining RMB 27,999,000 shall be counted into the capital reserve of the Company;

(9) Tianjin Boyou shall contribute RMB 30 million, of which 2,001,000 shall be invested into the registered capital of the Company, while the remaining RMB 27,999,000 shall be counted into the capital reserve of the Company;

2.2	After the completion of the Transaction, the registered capital of the Company shall increase from RMB 104,980,000 to RMB 145,000,000. The ownership structure of the Company shall be as follows:
Name	Capital Contribution (RMB, in ten thousands)	Percentage of contribution (%)	Form of contribution
BBII	10,747.90	74.12%	In currency
Lhasa Fengrun	742.255	5.12%	In currency
Lhasa Runze	258.305	1.78%	In currency
Lhasa Hongyang	209.64	1.45%	In currency
Lhasa Hongfeng	239.8	1.65%	In currency
Gain Loyal	101	0.70%	US dollars in cash
Jiaxing Changcheng	600.30	4.14%	In currency
Hubei Jiangjie	433.55	2.99%	In currency
Yuehedingxin	300.15	2.07%	In currency
Kangchengjinsi	200.1	1.38%	In currency
Kangchengyongpan	66.7	0.46%	In currency
Shenzhen Zhaoyuan	200.1	1.38%	In currency
Wanxiang Venture Capital	200.1	1.38%	In currency
Tianjin Boyou	200.1	1.38%	In currency
Total	14,500	100.00%	—

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2.3	Each of Lhasa Fengrun, Lhasa Runze, Lhasa Hongyang and Gain Loyal hereby waives any veto rights, pre-emptive rights and other similar preferential rights, whether by law or contractual arraignment, entitled to them as shareholders of the Company with respect to this Capital Increase.
2.4	The New Shares shall include all the rights attached thereto free from any Encumbrances. The Investors may fully exercise all the relevant rights attached to the New Shares and enjoy the relevant benefits and interests affiliated thereto.
2.5	The Parties agree that the payment of the Capital Contribution shall be made within 10 Business Days (hereinafter referred to as “Payment Date”) from the effective date of this Agreement.
2.6	On condition that the Company and the Existing Shareholders respectively perform their obligations as set forth in Article 3 of this Agreement, and subject to the representations and warranties made by the Company and the Existing Shareholders under this Agreement, the Investors shall pay the Capital Contribution to the Company in full amount on the Payment Date.
2.6.1.	If the Investors pay Capital Contribution in Renminbi, the Investors shall remit relevant Renminbi amount into the bank account designated by the Company by fund transfer or wire transfer in lump sum (hereinafter referred to as the “Capital Verification Account”) on the Payment Date. Each Investor shall be deemed to have fully fulfilled its payment obligations stipulated under Article 2.4 after the Capital Contribution is paid to the Capital Verification Account. The information of the Capital Verification Account are as follows:

Name of account: Beijing C&I Advertising Co., Ltd.

Account number:

Opening Bank: Bank of China, Beijing New Century Hotel Branch

Cnaps code:

2.6.2.	If the Investors pay Capital Contribution in foreign currency, the Investors shall pay the USD amount (calculated based upon the USD-Renminbi central parity rate published by the People's Bank on the Payment Date) equivalent to its Capital Contribution to the Capital Verification Account by wire transfer in lump sum on the Payment Date. The Investor shall be deemed to have fully fulfilled its payment obligations stipulated hereunder after the Capital Contribution is paid to the Capital Verification Account. The information of the Capital Verification Account are as follows:

Account Name: Beijing C&I Advertising Co., Ltd.

Account number:

Opening Bank: Bank of China, Beijing New Century Hotel Branch

SWIFT Code:

2.7	The Parties agree that after each Investor pays the Capital Contribution in accordance with Article 2.5 of this Agreement, such Investor shall be deemed to fulfill its capital contribution obligations contemplated under this Agreement and thereafter will be entitled to all shareholder’s rights and obligations set forth under the Company Law of the People's Republic of China (hereinafter referred to as “Company Law”), The Law Of The People's Republic Of China On Chinese-Foreign Equity Joint Ventures (hereinafter referred to as the “JV Law”) and its Implementing Regulations, and the New AOA reflecting the Transaction contemplated hereunder.

Article	3 The Obligations during Transition Period and Post-Payment Date

3.1	Unless otherwise specified in this Agreement, during the Transition Period, the Company shall:
3.1.1	Continue to operate business in a way consistent with common practice and maintain continuous operations as usual; and
3.1.2	Operate business in a manner that is consistent with PRC Law in all material respects.
3.2	Without prejudice to the generality of Article 3.1, the Company and its Subsidiaries may not engage or commit to engage in any of the following activities during the Transition Period without the prior written consent of the Investors (such consent may not be withheld without a reasonable cause):
3.2.1	Increase or decrease its registered capital, or grant any options or rights to acquire registered capital of the Company (other than for the purposes of this Transaction);
3.2.2	Declare dividends or make distributions;
3.2.3	Make any changes to the AOA of the Company that is valid on the execution date of this Agreement (except for changes made in accordance with this Agreement).
3.3	If the Examination and Approval Authority requires the amendment of any Transaction Document as a precondition for approving or filing the Transaction, the Parties shall discuss and try their best to reach consensus on whether to make such amendment and/or whether to continue the filing process. However, no Party shall be obliged to agree to any amendment to any Transaction Document that will have materially adverse effects on such Party’s rights and obligations thereunder, or that will subject such Party to any additional substantive obligations or conditions.
3.4	The Company promises that after the Payment Date the Company shall perform the following obligations:
3.4.1	Within twenty (20) Business Days after Payment Date, the Company shall entrust a qualified accounting firm to verify the capital contribution of the Investors and obtain a capital verification report correspondingly.
3.4.2	Within twenty (20) Business Days after the Payment Date, the Company shall go through the approval/filing procedures with the Examination and Approval Authority and go through the amendment registration procedures with AIC, and shall obtain the New Business License for the Company. The date on which the Company obtains a New Business License in connection with the Transaction shall be the date of completion of the Transaction.
3.5	The Parties promise that they will actively cooperate with the Company with respect to carrying out the relevant approval/recording procedures with the Examination and Approval Authority and conducting the registration procedures with AIC (including but not limited to signing new joint venture contract and New AOA as amended in connection with this Transaction).

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4	Corporate Governance

4.1	From the Payment Date to the date when the Company is restructured as a joint stock limited company (hereinafter referred to as the “Joint-stock Company”), the board of directors shall be the highest authority of the Company, which will consider and decide on all issues related to the strategic business, finance and business operation of the Company in accordance with the new Joint Venture Contract and New AOA signed by the Parties.

5	Shareholders' Rights

5.1	The Parties agree and confirm that after the completion of the Transaction, both the Existing Shareholders and Investors shall be entitled to shareholders’ rights set forth under PRC laws and regulations, in particular, the Company Law, the Joint Venture Law and its Implementation Rules, the regulations and regulatory documents promulgated by CSRC, including but not limited to demanding the Company to do the following matters through legal procedures:
5.1.1	Provide the annual financial statement of the Company(including balance sheet, profit and loss statement and cash flow statement) audited in accordance with PRC accounting standards within ninety (90) days after the end of each fiscal year;
5.1.2	Provide unaudited quarterly financial statement of the Company (including balance sheet, profit and loss statement and cash flow statement) prepared in accordance with the PRC accounting standards and signed and confirmed by the legal representative or financial manager of the Company within the forty-five (45) days after the end of each quarter;
5.1.3	Provide the budget of the Company for the new fiscal year approved by the board of directors within fifteen (15) days before the commencement of each new fiscal year.

6	Representations and Warranties of Company and Existing Shareholders

6.1	The Company represents, warrants and undertakes to the Investors that it is a limited liability company legally incorporated and validly existing in accordance with PRC Law;
6.2	Each Existing Shareholder respectively represents and warrants that it is company that is legally established and validly existing according to the law of the place where it is incorporated;
6.3	Each Existing Shareholder respectively represents and warrants that it has all capacities and all powers and authorizations necessary to sign this Agreement and perform all obligations hereunder, and to sign and deliver other legal documents contemplated hereunder;
6.4	Each Existing Shareholder respectively represents and warrants that upon execution of this Agreement, the obligations provided under this Agreement with respect to it shall constitute effective, binding and enforceable obligations on it;
6.5	Each Existing Shareholder respectively represents and warrants that the execution and performance of this Agreement by it:
6.5.1	Shall not materially violate any of its organization documents;
6.5.2	Shall not materially violate any contract, arrangement or document to which it is a party or by which it is bound, nor shall constitute a default thereunder;
6.5.3	Shall not violate any applicable law or any order or judgment of any court or Government Authority required to comply.

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7	Representations, Warranties and Covenants of Investors

Each Investor represents, warrants and convents to the Company and Existing Shareholders that as of the Closing Date:

7.1	Such Investor is a company legally established and validly existing in accordance with laws of the place where it is incorporated;
7.2	Such Investor has all capacities and all powers and authorizations necessary to sign each Transaction Document to which it is a Party and perform all obligations thereunder, and to sign and deliver other agreements and legal documents contemplated by each Transaction Document to which it is a Party;
7.3	Upon execution of each Transaction Document to which it is a Party, the obligations provided thereunder with respect to it shall constitute effective, binding and enforceable obligations on such Investor; and
7.4	The execution and performance of this Agreement by it:
7.4.1	Shall not materially violate any of its organization documents;
7.4.2	Shall not materially violate any contract, arrangement or document to which it is a party or by which it is bound, nor shall constitute a default thereunder;
7.4.3	Shall not violate any applicable law or any order or judgment of any court or Government Authority required to comply.
7.5	The representative of such Investor that puts on signature on this Agreement has been fully authorized to sign this Agreement.

8	Anti-corruption

8.1	The Parties agree and confirm that the Company shall not and shall not allow its subsidiaries, Affiliated Persons, or any of its directors, officers, employees, independent suppliers and agents to violate U.S. Foreign Corrupt Practices Act, UK Bribery Act or other applicable anti-bribery and anti-corruption laws, by promising, authorizing or paying articles of value to any third party, including any non-US government officials. The Company shall stop and ensure its subsidiaries or Affiliated Persons or any of its directors, officers, employees, independent suppliers and agents to stop any acts in violation of the U.S. Foreign Corrupt Practices Act, UK Bribery Act or other applicable anti-bribery or anti-corruption laws. The Company shall establish and ensure its subsidiaries or Affiliated Persons to establish proper internal control system (including but not limited to accounting systems, procurement systems, charging systems) to ensure the compliance with the U.S. Foreign Corrupt Practices Act, UK Bribery Act or other applicable anti-bribery and anti-corruption laws.

9	Notice and Service

9.1	Any notice or other formal correspondence required under this Agreement shall be made in writing, and shall be sent to the following address by hand, mail, fax or email:
9.1.1	If sent to the Company, Lhasa Fengrun, Lhasa Runze, Lhasa Hongyang or Lhasa Hongfeng:

Address: 01-11, 27th Floor, Tengda Building, No.168 Xizhimenwai Street, Haidian District, Beijing

Fax: (86)010-68393666

Email:

Addressee:Min Wang

9.1.2	If sent to BBII or Tianjin Boyou:

Address: Unit D, E, F, G, H and J, 10th Floor, Office Building No. 3, New Century Hotel, No. 6 Capital Stadium South Road, Haidian District, Beijing

Fax:(86)010-68492200

Email:

Addressee:Xiangzhi Kong

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9.1.3	If sent to Gain Loyal:

Address:Unit 5505, 55/F, The Centre, 99 Queen’s Road Central, Hong Kong

Fax:00852 -25291619

Email:

Addressee:Mr. Simon Ho

9.1.4	If sent to Jiaxing Changcheng:

Address:Yuetan Building, No. 2 Yuetan North Street, Xicheng District, Beijing

Fax:(86)010-68082635

Email:

Addressee:Qingsong Wang

9.1.5	If sent to Hubei Jiangjie:

Address:2nd Floor, Building 1, Labor Service Company, Gehua Street living area (3), Donghu New Technology Development Zone, Wuhan

Fax:(86) 010-68492058

Email:

Addressee:Rong Xiao

9.1.6	If sent to Yuehedingxin:

Address:Room 1501, Building B, Wangjing Dongyuan Greenland Center, Chaoyang District, Beijing

Fax:(86) 010-5238 8090

Email:

Addressee:Minggu Jin

9.1.7	If sent to Shenzhen Zhaoyuan:

Address:7th Floor, Financial Street Center, No.9 Financial Street, Xicheng District, Beijing

Fax:(86) 010-57601880

Email:

Addressee:Qinggong Guo

9.1.8	If sent to Kangchengjinsi or Kangchengyongpan:

Address:Room 906-907, GOPHER Centre, No.757 Mengzi Road, Shanghai, China

Fax:(86)021-56297664

Email:

Addressee: Mingzhi Xu

9.1.9	If sent to Wanxiang Venture Capital:

Address:No. 398 Wensan Road, Xihu District, Hangzhou, Hangzhou

Fax:(86)057-18713695

Email:

Addressee:Ken Chen

10	Liabilities for Default

10.1	After this Agreement becomes effective, all Parties shall fulfill their obligations and covenants hereunder in a complete, proper and timely manner in accordance with the provisions of this Agreement. A default shall constitute if any Party to this Agreement breaches any of the provisions of this Agreement. In that case, the defaulting Party shall compensate the non-defaulting Party for all losses incurred from the breach of the defaulting Party.
10.2	After the Agreement comes into effect, the Investors shall make Capital Contribution according to the schedule stipulated herein, otherwise a default shall constitute.
10.3	The total liability of the Company and the Existing Shareholders for all claims raised by the Investors under the terms of this Agreement shall not exceed the total Capital Contribution actually paid by Investor to the Company.

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11	Termination

11.1	Before the Payment Date, this Agreement shall be terminated in the following circumstances:
11.1.1	By a written agreement reached by all Parties;
11.1.2	A Party (“Defaulting Party”) is in serious violation of this Agreement, and such breach is remediable. However, the Defaulting Party fails to rectify such breach within thirty (30) days of the recipe of a written notice from the non-defaulting party (“Non-Defaulting Party”). In that case, the Non-Defaulting Party has the right to immediately terminate or cancel this Agreement unilaterally.
11.1.3	The performance of this Agreement is impossible due to the effect or influence of Force Majeure.
11.1.4	Any other cause for termination specified in this Agreement or under PRC Law arises.
11.2	The terminating party shall notify the other Parties in writing and the Agreement shall be terminated upon the arrival of such notice to other Parties.
11.3	Except as otherwise provided in this Agreement, neither Party shall unilaterally terminate or cancel this Agreement.
11.4	The termination of this Agreement shall not affect the right of any Party to claim compensation against other Parties.

12	Publicity and Confidentiality

12.1	Unless otherwise expressly provided in this Agreement, the Parties shall keep confidential of any information (regardless in oral, graphical, written or electronic form) they received during the process of negotiating and signing this Agreement or any other Transaction Documents, or during the process of performing this Agreement or any other Transaction Documents and may not disclose or publish such information in any way, including:
12.1.1	Any non-public Information related to the Company;
12.1.2	Any non-public information related to the business, assets, finance or other affairs of the other Party or any of its Affiliates; and
12.1.3	Any information related to the existence or contents of this Agreement or any other Transaction Documents.
12.2	Disclosure of information by the disclosing Party in accordance with the following provisions shall not be regarded as a violation of above Article 12.1:
12.2.1	The disclosing party discloses in good-faith the basic business information of the transaction contemplated hereunder (such as price, payment method, counterpart party, etc.) for the purpose of internal reporting (including but not limited to reporting to its shareholders, investors or their respective investment managers or representatives, directors and managers) or in the course of performing this Agreement or any other Transaction Documents, provided such persons agree to undertake the confidentiality obligation with respect to the disclosed information and the disclosing party shall be held liable if such persons violate the confidentiality obligations.
12.2.2	Disclosing Party discloses relevant information to the third party professional consultants for seeking advice from such consultants in connection with the Transaction described in this Agreement, provided that such consultants agree to assume confidentiality obligations with respect to the disclosed information and the disclosing party shall be held liable if such consultants violate the confidentiality obligations.
12.2.3	Information enters into public domain not caused due to Disclosing Party’s violation of this Agreement or other applicable confidentiality obligations;
12.2.4	The disclosure of information is permitted by the other Parties in writing in advance; and
12.2.5	The information is disclosed by the disclosing party according to the rules of any stock exchange in which the disclosing party's securities are listed for trading, the order of any competent government agency (including any tax authority) or as required by other applicable law (including publicity), provided the disclosing party should notify the other parties as soon as practicable to the extent permitted by law and should take into consideration of the other parties' reasonable request for the form, content and manner of disclosure (provided such request is proposed within a reasonably time specified by disclosing party ).
12.3	The Parties agree that this Article 12 shall survive the amendment, cancellation or termination of this Agreement.

13	Fees

Except as otherwise provided in this Agreement, each Party shall bear and pay for its own legal, accounting and other costs and expenses incurred in the drafting and implementation of this Agreement and all other documents in the specified format.

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14	Governing Law

This Agreement is governed by and construed in accordance with the laws of PRC.

15	Dispute Resolution

15.1	Negotiation

Any dispute, inconsistency or claim arising from the interpretation or performance of this Agreement or related to this Agreement, including but not limited to the existence, effect, interpretation or termination of the Agreement or any claim raised by any Party in respect of any threat, allegation or actual breach hereof (the “Dispute”) should be first settled through friendly consultations. If the Parties fail to resolve the Dispute within sixty (60) days from the date of the written notice by any Party to the other Parties requesting for negotiation, any Party may submit the Dispute to arbitration in accordance with Article 15.2.

15.2	Arbitration
15.2.1	If any Dispute cannot be settled through the negotiations as mentioned above, the Dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing according to the Commission’s arbitration rules effective when an application for arbitration is submitted. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding on all Parties. And the Parties agree to be bound by the arbitral award and execute it in accordance with its contents.
15.2.2	If any Dispute arises and is submitted for arbitration, other than matters in arbitration, the Parties shall continue to exercise their respective rights and fulfill their respective obligations under this Agreement.
15.2.3	Each Party expressly waives the defense of sovereign immunity and other defenses based on the fact that it is an agent or institution of a sovereign state in any arbitral proceedings, any legal proceedings seeking to enforce any arbitral award, or any legal proceedings raised between the Parties in accordance with this Agreement or in connection with this Agreement.

16	Miscellaneous

16.1	This Agreement shall come into effect on the date on which it is being properly signed by all Parties according to law respectively applicable to each Party.
16.2	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
16.3	Any amendment to this Agreement or to any document in the agreed format shall take effects only after a written consent is signed by all Parties or their representatives.
16.4	This Agreement and all and/or any part of the rights and obligations under this Agreement cannot be assigned without a written agreement signed by all Parties.
16.5	This Agreement constitutes the entire understandings and agreements among the Parties and supersedes any oral or written representations, communications, understandings and agreements made among the Parties with respect to contents of this Agreement prior to the date of signing this Agreement.
16.6	Any Party's waiver of any breach or failure to perform any terms of this Agreement by the other Party or shall not be deemed to be a waiver of the subsequent breach of the same or other terms by such other party. The failure or delay of any party to exercise any of its rights or relief under this Agreement shall not be deemed to be a waiver of relevant terms or agreements of this Agreement. The single or partial exercise of any rights or remedies under this Agreement shall not prevent or limit the further exercise of such rights or remedies.
16.7	This Agreement shall be signed in Chinese, and shall be signed in twelve (12) copies. Each copy shall constitute an original after being signed by the Parties. All copies shall together constitute the one same document.

(The remainder of this page is intentionally left blank. Signature page follows.)

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In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Beijing C&I Advertising Co., Ltd. (Seal)

Legal representative/authorized representative

Weihai Qu

(Sign): /s/ Weihai Qu

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Beijing Bitauto Internet Information Co., Ltd.(Seal)

Legal representative/authorized representative

Bin Lin

(Sign): /s/ Bin Lin

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Lhasa Fengrun Information Technology Partnership (limited partnership)(Seal)

Executive Partner/authorized representative

Min Wang

(Sign): /s /Min Wang

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Lhasa Runze Information Technology Partnership (limited partnership)(Seal)

Executive Partner/authorized representative

Yanling Tian

(Sign): /s/ Yanling Tian

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Lhasa Hongyang Information Technology Partnership (Limited Partnership)(Seal)

Executive Partner/authorized representative

Chaoli Ma

(Sign): /s/ Chaoli Ma

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Lhasa Hongfeng Information Technology Partnership (Limited Partnership)(Seal)

Executive Partner/authorized representative

Tao Sun

(Sign): /s/ Tao Sun

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Gain Loyal Limited

Authorized Representative

Chi Sing HO

(Sign): /s/ Chi Sing HO

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Jiaxing Changchengxinyi Equity Investment Partnership (Limited Partnership)(Seal)

Legal representative/authorized representative

(Sign): /s/ authorized signatory

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Hubei Jiangjie Equity Investment Partnership (Limited Partnership)(Seal)

Executive Partner/authorized representative

Rong Xiao

(Sign): /s/ Rong Xiao

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Jiaxing Kangchengjinsi Investment Management Partnership (Limited Partnership)(Seal)

Executive Partner/authorized representative

Feng Sun

(Sign): /s/ Feng Sun

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Jiaxing Kangchengyongpan Investment Management Partnership (Limited Partnership)(Seal)

Executive Partner/authorized representative

Feng Sun

(Sign): /s/ Feng Sun

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Shenzhen Zhaoyuanqiushi Investment Partnership (limited partnership)(Seal)

Executive Partner/authorized representative

(Sign): /s/ authorized signatory

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Wanxiang Venture Capital Co., Ltd.(Seal)

Legal representative/authorized representative

Dayuan Guan

(Sign): /s/ Dayuan Guan

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Tianjin Boyou Information Technology Co., Ltd.(Seal)

Legal representative/authorized representative

Hongyu Zhang

(Sign): /s/ Hongyu Zhang

In witness hereof, the Parties or their respective legal representatives or authorized representatives signed this Investment Agreement Regarding Beijing C&I Advertising Co., Ltd. on the date as first mentioned above.

Shenzhen Yuehedingxin Venture Capital Enterprise (Limited Partnership)(Seal)

Legal representative/authorized representative

Erhai Liu

(Sign): /s/ Erhai Liu